SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549

                          ______________


                           		FORM 8-A

           REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                  SECURITIES EXCHANGE ACT OF 1934



                             			MFRI, INC.
             (Exact Name of Registrant as Specified in Its Charter)


         DELAWARE                         36-3922969
  (State of Incorporation      (IRS Employer Identification
     or Organization)         			No.)

7720 LEHIGH AVENUE                                      60714
  NILES, ILLINOIS                                    (zip code)
(Address of principal
executive offices)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                               None

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

          TITLE OF EACH CLASS                Name of Each Exchange on Which
          TO BE SO REGISTERED                EACH CLASS IS TO BE REGISTERED

        Common Stock Purchase Rights





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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Pursuant to a Rights Agreement dated as of September 15, 1999 (the "Rights Agreement") between MFRI, Inc. (the "Company") and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent") the Company's Board of Directors has declared a dividend of one right ("Right") to purchase one share of the Company's Common Stock, par value $.01 per Share ("Common Stock"), for each outstanding share of Common Stock of the Company. The dividend is payable on
 September 24, 1999 to stockholders of record as of the close of business on September 22, 1999 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one share of Common Stock at an exercise price of $25.00 Share (the "Purchase Price"), subject to adjustment.

     The following summary of the principal terms of the Rights Agreement is a general description only and is subject to the detailed terms and conditions of the Rights Agreement. A copy of the Rights Agreement is attached as Exhibit 4.1 to this Report and each is incorporated herein by reference.

RIGHTS EVIDENCED BY COMMON STOCK CERTIFICATES

     The Rights will not be exercisable until the Distribution Date (defined below). Certificates for the Rights ("Rights Certificates") will not be sent to stockholders and the Rights will attach to and trade only together with the Common Stock. Accordingly, Common Stock certificates outstanding on the Record Date will evidence the Rights related thereto, and Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights. Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Stock, outstanding as of the Record Date, even without notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

DISTRIBUTION DATE

     The Rights will separate from the Common Stock, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of: (i) 10 business days following the first date of public announcement (the "Stock Acquisition Date") that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock in a transaction not approved by the Board of Directors (an "Acquiring Persons"), or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding common stock in a transaction not approved by the Board of Directors. The earlier of such dates is referred to as the "Distribution Date. "

ISSUANCE OF RIGHTS CERTIFICATES; EXPIRATION OF RIGHTS

     As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date. All Common Stock issued prior to the Distribution Date will be issued with Rights. Common Stock issued after the Distribution Date may be issued with Rights if such shares are issued (i) upon the conversion of any convertible securities issued after adoption of the Rights Agreement, or (ii) pursuant to the exercise of stock options or under employee benefit plans or arrangements unless such issuance would result in (or create a risk that) such options, plans or arrangements would not qualify for otherwise available special tax treatment. Except as otherwise determined by the Board of Directors, no other Common Stock issued after the Distribution Date will be issued with Rights. The Rights will expire on the earliest of (i) September 15, 2009 (the "Final Expiration Dates), (ii) redemption or exchange of the Rights as described below, or (iii) consummation of an acquisition of the Company satisfying certain conditions by a person who acquired stock pursuant to a transaction approved by the Board of Directors, as described below.

INITIAL EXERCISE OF THE RIGHTS

     Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise of the Rights and the payment of $25.00 per Share, one share of Common Stock. In the event that the Company does not have sufficient Common Stock available for all Rights to be exercised, or the Board decides that such action is necessary and not contrary to the interest of Rights holders, the Company may instead substitute cash, assets or debt securities for the Common Stock for which the Rights would have been exercisable under this provision or as described below.

RIGHT TO BUY COMPANY COMMON STOCK

     Unless the Rights are earlier redeemed, in the event that an Acquiring Person becomes the beneficial owner of 15% or more of the Company's Common Stock then outstanding (other than pursuant to a transaction approved by the Board of Directors), then proper provision will be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances as determined by the Board of Directors, cash, other property or other securities) having a value equal to two times the Purchase Price. Rights are not exercisable following the occurrence of an event described above until such time as the Rights are no longer redeemable by the Company as set forth below.

     The definition of Acquiring Persons does not include, among other specified exclusions, Heartland Advisors, Inc, who, on September 15, 1999 (the "Rights Dividend Declaration Date"), is the beneficial owner of more than 15% of the outstanding shares of common stock of the Company unless and until it later becomes the beneficial owner of 22% or more of the then outstanding shares of common stock of the Company.

RIGHT TO BUY ACQUIRING COMPANY STOCK

     Similarly, unless the Rights are earlier redeemed, in the event that, after the Stock Acquisition Date, except in a transaction approved by the Board of Directors, (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company's assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Purchase Price.

BOARD APPROVAL

     The Rights will not become exercisable if the tender offer or acquisition of 15% or more of the Company's outstanding Common Stock has been approved by a majority of the Board of Directors of the Company.

EXCHANGE PROVISION

     At any time after any Person becomes an Acquiring Person, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one share of Common Stock per Right.

REDEMPTION

     At anytime on or prior to the close of business on the earlier of (i) the 10th business day following the Stock Acquisition Date, or (ii) the Final Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Notwithstanding the foregoing, the Board of Directors of the Company may not redeem the Rights within 90 days after the date of election of any new directors to the Company's Board when new directors shall comprise the majority of members thereof.

ADJUSTMENTS TO PREVENT DILUTION

     The Purchase Price payable, the number of Rights, and the number of shares of Common Stock or other securities issuable upon exercise of the Rights are subject to adjustment from time to time in connection with dilutive issuances by the Company as set forth in the Rights Agreement.


CASH PAID INSTEAD OF ISSUING FRACTIONAL SHARES

     No fractional portion less than integral multiples of one share of Common Stock will be issued upon exercise of Rights and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

NO STOCKHOLDERS' RIGHTS PRIOR TO EXERCISE

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company (other than any rights resulting from such holder's ownership of Common Stock), including, without limitation, the right to vote or to receive dividends.

AMENDMENT OF RIGHTS AGREEMENT

     The provisions of the Rights Agreement may be supplemented or amended by the Board of Directors in any manner prior to the close of business on the Distribution Date without the approval of Rights holders. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemptions shall be made at such time as the Rights are not redeemable.

CERTAIN ANTI-TAKEOVER EFFECTS

     The Rights approved by the Board are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of a coercive attempt by an acquirer to take over the Company, in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive the Company's Board of Directors and its stockholders of any real opportunity to determine the destiny of the Company. The Rights have been declared by the Board in order to deter such tactics, including a gradual accumulation of shares in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their stock.

     The Rights are not intended to prevent a takeover of the Company and will not do so. The Rights may be redeemed by the Company at $0.01 per Right within 10 business days (or such later date as may be determined by a majority of the Board of Directors) after the accumulation of 15% or more of the Company's stock by a single acquirer or group. Similarly, the Rights will terminate upon the closing of an acquisition approved by the Board of Directors. Accordingly, the Rights should not interfere with any merger or business combination approved by the Board of Directors.

     Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to the Company or to its stockholders, and will not change the way in which the Company's stock is presently traded. The Company's Board of Directors believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by corporate takeovers.

     However, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed coercive and undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

     A copy of the Rights Agreement, including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively, is filed as an Exhibit to this Report and is incorporated herein by reference. A copy of the Rights Agreement is available to stockholders free of charge from the Company.


ITEM 2.   EXHIBITS.

     4.1 Rights Agreement dated as of September 15, 1999 between MFRI, Inc. and Harris Trust and Savings Bank including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively.

                             SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   MFRI, INC.



Date: September 24, 1999 By:  /S/ MICHAEL D. BENNETT
                              Michael D. Bennett, Vice President,
                              Secretary and Treasurer




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
EXHIBIT INDEX
EXHIBIT NO.                  EXHIBIT
4.1                          Rights Agreement dated as of September 15, 1999 between MFRI, Inc.
                             and Harris Trust and Savings Bank, as Rights Agent, including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively.






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